FOR IMMEDIATE RELEASE                                          EXHIBIT (a)(5)(v)

Contact: John Beals
             Senior Vice President, Finance and Treasurer
             (508) 588-1220



                     THE FIRST YEARS INC. MAKES ANNOUNCEMENT


AVON, MASSACHUSETTS, DECEMBER 10, 2001 - The First Years Inc. (Nasdaq:KIDD) noted that Phillip Goldstein, a shareholder, filed a preliminary proxy with the Securities and Exchange Commission on November 27, 2001 for the purpose of calling a special shareholders meeting. According to Mr. Goldstein's filing, the purpose of the special meeting, if called, would be to vote on various proposals including a proposal to sell the Company to the highest bidder at a price of not less than $15 per share. The Company is not aware of any bidders for the Company.

As previously announced, on November 21, 2001, the Company commenced a cash tender offer to purchase up to 900,000 of its shares. Under the terms of the modified "Dutch Auction", shareholders may select a price between $10.65 and $12.65 per share at which they are willing to sell their First Years shares to the Company. The Company will select the lowest purchase price that will allow it to buy 900,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. All shares acquired in the offer will be acquired at the same purchase price. The offer will expire at 12:00 midnight, Eastern time, on Thursday, December 20, 2001, unless extended.


THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF THE FIRST YEARS' COMMON STOCK. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS) BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. THE TENDER OFFER STATEMENT IS AVAILABLE WITHOUT CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT WWW.SEC.GOV OR BY CALLING D.F. KING & CO., INC., THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL FREE AT (800) 431-9642. THE COMPANY STRONGLY URGES SHAREHOLDERS TO CONSULT THEIR OWN TAX AND FINANCIAL ADVISORS BEFORE MAKING ANY DECISION ABOUT THE TENDER OFFER.


ABOUT THE FIRST YEARS

The First Years Inc. is a leading international marketer of feeding, soothing, play and care products for infants and toddlers. The Company's distinctive brands include: "The First Years," licenses from the Walt Disney Company and "Sesame Street," licensed from the Sesame Workshop.



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